EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
August 2, 2006

USEC Reports Higher Second Quarter Earnings

•	$21.6 million net income for second quarter 2006; pro forma net income $38.4 million before American Centrifuge expenses

•	Revenue for quarter increases on higher sales of SWU and uranium

•	Six-months net income of $56.2 million; pro forma net income $85.3 million before American Centrifuge expenses

•	American Centrifuge activities updated

•	Mid-year update to revenue, earnings and cash flow guidance

BETHESDA, Md. – USEC Inc. (NYSE: USU) today reported net income of $21.6 million or 25 cents per share in the quarter ended June 30, 2006, compared to a loss of $3.0 million or 3 cents per share in the same quarter of 2005. Pro forma net income before American Centrifuge expenses was $38.4 million in the second quarter of 2006, compared to $11.6 million in the same period of 2005.

For the first six months of 2006, net income was $56.2 million or 65 cents per share compared to a loss of $2.1 million or 2 cents per share in the same period of 2005. Pro forma net income before American Centrifuge expenses was $85.3 million in 2006 compared to $26.2 million in the same period last year.

The improved second quarter results were a result of 89 percent higher revenue than the year earlier due to higher SWU volume and higher average prices billed to customers, increased sales of higher margin uranium, and lower interest expense following the repayment of bonds maturing in January 2006. Expenses related to the American Centrifuge were $3.2 million higher than in the second quarter of 2005.

“Our financial results demonstrate that the steps taken in recent years to lower costs and improve the gross margin for our products are producing strong results,” said John K. Welch, USEC president and chief executive officer. “Nonetheless, we are very mindful that higher power costs will have a detrimental effect on earnings going forward, and we are focused on developing mitigating actions.

“We also continue to evaluate the best path for demonstrating and deploying the American Centrifuge technology, which we expect to be an industry leading uranium enrichment process,” Welch said. “As we continue with our demonstration activities to finalize the machine design, the data we have gathered thus far gives us a high degree of confidence that the centrifuges we plan to deploy commercially will operate as well, or possibly better, than we had initially targeted.

“We anticipated installing the first cascade of machines in the demonstration facility late this summer and to begin operating the cascade thereafter. While we expect to be operating a small number of machines by late summer, we have adjusted our plans to have a full Lead Cascade of machines installed and operating by mid-2007.

“In April, we tested a centrifuge machine that achieved performance essentially at our target level under sub-optimal operating conditions. We believe that taking some additional time now to optimize the performance and reliability of individual machines is the prudent course of action to ensure we are maximizing shareholder value,” Welch said.

USEC is currently expensing most of its spending related to the American Centrifuge, directly reducing net income. To help investors evaluate the impact of these adjustments to current business results, USEC is reporting a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. A table reconciling this measure to net income is included in this news release.

Revenue

Revenue for the second quarter was $525.3 million, compared to $277.4 million in the same period a year earlier. Revenue from sales of Separative Work Units (SWU) was $404.3 million, which was $211 million or 109 percent higher than the second quarter of 2005. The increase was due to 5 percent higher average prices billed to customers and volume that nearly doubled quarter over quarter. Uranium revenue was $71 million, $37.3 million higher than a year earlier, reflecting substantially higher volume and relatively flat average prices billed to customers. Revenue from U.S. government contracts and other was virtually unchanged year over year for both the quarter and six-month periods.

For the six-month period, revenue was $886.6 million, or $298 million more than the same period of 2005. Revenue from SWU sales was $638.3 million, a 57 percent improvement over last year on a 7 percent increase in prices billed to customers and a 47 percent increase in volume. Uranium revenue for the first half of 2006 was $146.8 million compared to $79.5 million in the same period last year, an 85 percent increase that reflects a 33 percent increase in the average price billed to customers.

At June 30, deferred revenue amounted to $108.3 million, with a deferred gross profit of $40.7 million. In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales in the second quarter of 2006 for SWU and uranium was $404.5 million, a 111 percent increase that reflects higher SWU and uranium sales volumes. Cost of sales for SWU reflects monthly moving average inventory costs based on production and purchase costs. The unit cost of sales per SWU during the quarter was 4 percent higher than the year before. The higher unit cost reflects a higher starting inventory cost, lower production volume, an increase in unit production costs, and higher purchase prices paid to Russia, which are set by a market-based pricing formula and have increased as market prices have increased in recent years. Cost of sales for U.S. government contracts was $41.2 million, a $2.6 million decrease quarter-over-quarter.

Cost of sales for SWU and uranium for the six-month period increased by $219.9 million or 54 percent, which again correlated to the increase in SWU and uranium volume. Production costs for the period declined by 2 percent, reflecting a 4 percent decline in production volume and a 2 percent increase in unit production costs. Purchase costs increased by $28.8 million compared to the same period last year primarily due to increased volumes due to timing. Cost of sales related to U.S. government contracts was $84.8 million, a $3.6 million decline.

The gross profit for the second quarter was $79.6 million, a $37.4 million or 89 percent increase over the same period in 2005. The gross profit margin in the quarter was 15.2 percent, unchanged from the same period last year. For the six-month period, the gross profit was $171.6 million, an $81.7 million or 91 percent increase over the same period in 2005. The gross profit margin for six months was 19.4 percent, reflecting a high profit margin in the first quarter.

USEC’s customers generally place orders under long-term contracts tied to reactor refuelings that generally occur on a 12- to 24-month cycle. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

SG&A expenses totaled $25.8 million in the six-month period, a reduction of $3.4 million or 12 percent from the same period in 2005. Compensation and employee-related expenses were lower as a result of an organizational restructuring in 2005. A reduction in consulting expenses in the first quarter was offset by increases in the second quarter.

Advanced technology costs, primarily related to the demonstration of the American Centrifuge technology, were $47.1 million for the six-month period, an increase of $0.5 million compared to last year. In addition, $11.7 million related to the commercial plant was capitalized, compared to $8.1 million capitalized in the same period last year.

Interest expense during the six-month period was $8.2 million, a reduction of $9.6 million that was a result of the repayment of bonds that matured in January 2006.

Cash flow

At June 30, 2006, USEC had a cash balance of $21.6 million. Short-term debt under the bank credit facility was $26.0 million. Cash flow from operations during the six-month period was $39.7 million compared to $38.2 million in the same period a year earlier. Operations generated more cash year over year on higher customer collections but this was offset by additional payments to Russia due to timing of deliveries to USEC, higher payments for power due to prepayments to TVA under the new power contract, and higher tax payments. The largest use of cash during the first half of 2006 was the repayment of principal at maturity of the remaining $288.8 million of bonds due in January 2006. The Company also had $16.1 million in capital expenditures, including capitalized costs for the American Centrifuge Plant, compared to $11.8 million in capital expenditures in the same period last year.

USEC entered into a five-year, syndicated bank credit facility in August 2005 that provides up to $400 million in revolving credit commitments secured by assets of the Company and its subsidiaries. As agreed, the facility’s availability was reduced by $150 million on July 20 until USEC issues additional debt or equity. Proceeds from any future debt or equity offerings would reduce the amount of this $150 million reserve on a dollar-for-dollar basis. We expect that our cash, internally generated funds from operations and available financing under the credit facility will be sufficient over the next 12 months to meet our cash needs.

American Centrifuge Update

We continue our substantial efforts at developing and deploying the American Centrifuge technology as a replacement for the gaseous diffusion technology used at our Paducah plant. Since early 2005, we have been manufacturing and testing prototype parts, components, subassemblies and full centrifuges in order to finalize the design and gather reliability data for the machines that we anticipate will be operated in the Lead Cascade. As part of this process, individual parts, subassemblies and individual machines are put through a series of mechanical tests to determine operating parameters and performance capability. These initial tests are run with the centrifuges empty; subsequently under plant-like conditions, machines are tested with uranium hexafluoride (UF6) to measure separation performance. This testing takes place at our leased facilities at Oak Ridge, Tenn.

Once optimized performance of our prototype machines is achieved, our plan is to assemble these machines into a group we call a Lead Cascade, that is, the first cascade in our demonstration facility in Piketon, Ohio. We have a license to operate this Lead Cascade on UF6 gas in order to measure operational aspects of the cascade of machines operating as a grouped unit. This configuration provides data that helps us to predict the way they will operate in a full scale commercial plant. Operating the Lead Cascade will give us the performance and reliability data we need to help confirm the economics of the American Centrifuge program.

We have been strongly encouraged by the performance of our prototype machines in testing at our facilities at Oak Ridge. For example, we have achieved performance essentially at our target level of about 320 SWUs per machine per year under sub-optimal operating conditions. As with any large scale development-to-commercialization project, we have experienced various challenges in manufacturing and testing that have caused delays and over the course of the project we are likely to encounter additional challenges. We continue to have every confidence in the technology and our well-qualified program team.

We had targeted to install the first cascade of centrifuges in Piketon late this summer and begin operating the machines shortly thereafter. While we expect to be operating a small number of machines at the demonstration facility by late summer, we have adjusted our plans to have a full Lead Cascade of machines installed and operating by mid-2007. We have the capability today to build and install a Lead Cascade of machines that can perform at less than our target level. We believe that taking some additional time now to optimize the performance and reliability of individual machines could result in our deploying centrifuges with higher performance.

Although we expect to install and operate only a small number of machines this year in the demonstration facility, we will continue to gather significant performance and reliability data this year from our prototype machines. Under the DOE-USEC Agreement, we have a milestone in October 2006 to obtain satisfactory reliability and performance data from Lead Cascade operations. By October, we will have gathered performance and reliability data from the machines installed to date and from the testing to date of our prototype machines, subassemblies and components. We will also have gathered significant testing data from our related systems that will support Lead Cascade operations. We will review the data we have with DOE as part of our discussions about the October milestone. DOE is aware of our machine performance testing as well as our demonstration facility progress and we expect that we will reach a mutually acceptable agreement with DOE regarding the October milestone. We plan to continue to gather performance and reliability data over the next year as we increase the number of machines in the Lead Cascade.

Delays over the past year have impacted our near-term schedule, and, as we continue to gather more performance and reliability data, we will assess the impact of these delays on our overall schedule. Our ability to meet this challenging schedule will depend on the costs of meeting the schedule and the degree of risk we are willing to take. For example, short term delays may cause us to take more steps concurrently in order to keep on schedule, which has associated risks. We continue to refine our cost estimates for building the commercial plant. Our deployment plan will be executed in the most cost-effective manner that maximizes shareholder value.

The process of obtaining an operating license from the U.S. Nuclear Regulatory Commission for the American Centrifuge plant continues to move forward, with the license still expected to be issued by early 2007. USEC also continues to evaluate its options for financing the American Centrifuge plant. Our plan has been to finance the project through a combination of internally generated cash as well as the proceeds from debt and equity securities offerings. Our ability to secure financing will depend upon project economics, our risk profile and projected revenues and earnings, taking into account overall cost estimates, timing and market assumptions, including SWU prices and continued restrictions on Russian low-enriched uranium imports under the Russian Suspension Agreement.

2006 Outlook

We have updated our 2006 revenue, earnings and cash flow guidance. We expect revenue to total approximately $1.8 billion, with $1.3 billion coming from the sale of SWU. We expect the volume of SWU delivered to be approximately 15 percent higher than 2005, with the increase over earlier guidance due to additional new sales and increased requirements under existing contracts. SWU prices billed to customers will average about 4 percent higher than last year. Uranium revenue is expected to be approximately $300 million and includes sales under longer-term contracts from inventory, new spot sales of uranium obtained from underfeeding the production plant and previously deferred revenue. Revenue from U.S. government contracts and other is expected to be approximately $200 million.

USEC expects the gross profit margin for 2006 to be approximately 16 percent, taking into account the impact of higher power prices that went into effect June 1, 2006. Total spending on the American Centrifuge project is expected to be approximately $185 million, a decrease of about $5 million from earlier guidance, but with a higher proportion being expensed rather than capitalized due to delays in the American Centrifuge demonstration activities. This spending is projected to be split between approximately $125 million expensed and $60 million capitalized. This higher level of expensed spending will impact net income, and USEC updates its 2006 earnings guidance to be in a range of $60 to $70 million after an increase in expenses for the American Centrifuge. Pro forma net income before American Centrifuge expenses is expected to be in a range of about $140 to $150 million, with the increase over prior guidance attributable to higher gross margin. Cash flow from operations in 2006 is subject to timing risks, but USEC expects to generate cash in a range of $135 to $145 million.

We anticipate providing guidance for 2007 early next year, but we expect higher electricity prices under our agreement with TVA will have a substantial impact on financial results in 2007 and beyond. In addition, the volume of natural uranium delivered will decline in 2007 compared to recent years as our inventory of uranium that has been generating high margin sales in recent years is depleted. We anticipate that our gross profit margin will be trending downward. Absent additional measures to mitigate this trend, the gross profit margin for 2007 could decline to less than 5 percent, with a resulting reduction in net income and cash flows from operations.

Other Business Matters

•	The International Trade Commission (ITC) voted on July 18 to maintain the antidumping suspension agreement that limits imports of Russian uranium products. By a 4 to 1 vote, the ITC found that lifting the 1992 Russian suspension agreement would likely cause material injury to domestic producers, including USEC. The ITC ruling was part of a “sunset review” of the Russian suspension agreement and was parallel with a May 31 finding by the U.S. Department of Commerce that terminating the agreement would likely lead to a resumption of dumping of Russian uranium products. Under the Russian suspension agreement, Russia is only allowed to sell enriched uranium in the United States through USEC as part of the Megatons to Megawatts nonproliferation program that has eliminated material equivalent to more than 11,000 nuclear warheads.

•	The Paducah plant uses Freon as a primary process coolant. Production of Freon ended a decade ago in the United States and is no longer commercially available. We have exhausted our inventory of Freon at Paducah and we plan to use a portion of the 4 million pounds of Freon now stored at the Piketon plant. The total amount would provide approximately 10 years of Freon supply for our Paducah operations. Approximately 400,000 pounds of this Freon has been moved to the Paducah plant and we anticipate loading this coolant into the plant in August. We are in discussions with DOE regarding our use of this Freon. We expect the 400,000 pounds to be sufficient for operations through late 2007.

•	In July 2006, USEC, the Department of Energy’s National Nuclear Security Administration and BWX Technologies completed a multi-year project of converting U.S. highly enriched uranium (HEU) into nuclear fuel for commercial power plants. Approximately 50 metric tons of weapons-grade HEU equivalent to about 800 nuclear warheads was converted into nearly 660 metric tons of low-enriched fuel. DOE transferred the HEU to USEC as part of the privatization of the Company in 1998. USEC contracted with BWXT to downblend the surplus HEU with natural uranium, and USEC sold the resulting commercial-grade fuel to its utility customers.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Use of Non-GAAP Financial Information

The earnings release contains a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. Management believes that, because pro forma net income before American Centrifuge expenses excludes the significant charges related to the Company’s development of the American Centrifuge uranium enrichment technology, which is not the technology the Company now uses in its uranium enrichment operations, it is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s performance, particularly with respect to performance from period to period, and to measure management’s efforts toward achieving its stated cost reduction and other objectives.

While the Company believes this non-GAAP financial measure is useful in evaluating the Company, the information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

Forward Looking Statements

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; the success and timing of the demonstration and deployment of the American Centrifuge technology and the costs to develop that technology; difficulties in obtaining financing; changes in existing restrictions on imports of Russian enriched uranium; the elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits and government/regulatory and environmental remediation efforts); the competitive environment for our products and services; changes in the nuclear energy industry; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent quarterly Form 10-Qs. We do not undertake to update our forward-looking statements except as required by law.

Contacts

Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399

USEC Inc.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE AMERICAN CENTRIFUGE EXPENSES TO GAAP NET
INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Amounts in millions
Pro forma net income before American Centrifuge expenses	$38.4	$11.6	$85.3	$26.2
LESS: American Centrifuge expenses (a)	26.7	23.5	46.2	45.6
ADD: Provision for income taxes (based on an assumed statutory rate of 37% in 2006 and 38% in 2005)	(9.9)	(8.9)	(17.1)	(17.3)

SUBTOTAL: American Centrifuge expenses, net of taxes	$16.8	$14.6	$29.1	$28.3
Net income (loss), GAAP basis	$21.6	($3.0)	$56.2	($2.1)

Note (a): American Centrifuge expenses included in advanced technology costs.

USEC Inc.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE AMERICAN CENTRIFUGE EXPENSES TO GAAP NET
INCOME (Unaudited)

2006 Outlook	Range
Amounts in millions
Proforma net income before American Centrifuge expenses	$139	$149
LESS: American Centrifuge expenses	125	125
ADD: Provision for income taxes (based on an assumed statutory rate of 37% in 2006)	(46)	(46)

SUBTOTAL: American Centrifuge expenses, net of taxes	$79	$79
Net income, GAAP basis	$60	$70

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS) (Unaudited)
(millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue:
Separative work units	$404.3	$193.3	$638.3	$407.6
Uranium	71.0	33.7	146.8	79.5
U.S. government contracts and other	50.0	50.4	101.5	101.5

Total revenue	525.3	277.4	886.6	588.6

Cost of sales:
Separative work units and uranium	404.5	191.4	630.2	410.3
U.S. government contracts and other	41.2	43.8	84.8	88.4

Total cost of sales	445.7	235.2	715.0	498.7

Gross profit	79.6	42.2	171.6	89.9
Special charge for organizational restructuring	—	—	1.5	—
Advanced technology costs	27.3	23.9	47.1	46.6
Selling, general and administrative	14.1	14.0	25.8	29.2

Operating income	38.2	4.3	97.2	14.1
Interest expense	3.5	9.1	8.2	17.8
Interest (income)	(0.5)	(3.2)	(2.3)	(5.1)

Income (loss) before income taxes	35.2	(1.6)	91.3	1.4
Provision for income taxes	13.6	1.4	35.1	3.5

Net income (loss)	$21.6	$(3.0)	$56.2	$(2.1)

Net income (loss) per share – basic and diluted	$.25	$(.03)	$.65	$(.02)
Dividends per share	—	$.1375	—	$.2750

Weighted-average number of shares outstanding:
Basic	86.6	86.2	86.5	85.8
Diluted	86.9	86.2	86.8	85.8

USEC Inc.

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	June 30,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$21.6	$259.1
Restricted short-term investments	11.4	17.8
Accounts receivable – trade	307.2	256.7
Inventories	899.9	974.3
Deferred income taxes	27.5	39.1
Other current assets	91.4	68.7

Total Current Assets	1,359.0	1,615.7
Property, Plant and Equipment, net	169.6	171.2
Other Long-Term Assets
Deferred income taxes	113.0	100.6
Deposit for depleted uranium	27.8	24.6
Prepaid pension benefit costs	86.0	86.2
Inventories	89.5	71.4
Goodwill	7.5	7.5
Intangibles	3.4	3.6

Total Other Long-Term Assets	327.2	293.9

Total Assets	$1,855.8	$2,080.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$26.0	$—
Current portion of long-term debt	—	288.8
Accounts payable and accrued liabilities	142.3	217.4
Payables under Russian Contract	143.9	111.6
Uranium owed to customers and suppliers	19.5	2.3
Deferred revenue and advances from customers	126.4	132.9

Total Current Liabilities	458.1	753.0
Long-Term Debt	150.0	150.0
Other Long-Term Liabilities
Depleted uranium disposition	59.9	47.0
Postretirement health and life benefit obligations	149.4	153.9
Other liabilities	70.8	69.3

Total Other Long-Term Liabilities	280.1	270.2
Commitments and Contingencies
Stockholders’ Equity	967.6	907.6

Total Liabilities and Stockholders’ Equity	$1,855.8	$2,080.8

USEC Inc.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(millions)

	Six Months Ended
	June 30,
	2006	2005
Cash Flows from Operating Activities
Net income (loss)	$56.2	$(2.1)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17.3	17.2
Deferred income taxes	(.8)	2.4
Depleted uranium disposition	9.7	5.7

Changes in operating assets and liabilities:
Short-term investments – (increase)	—	(30.0)
Accounts receivable – (increase) decrease	(50.5)	135.5
Inventories – net (increase) decrease	73.5	(133.7)
Payables under Russian Contract – increase	32.3	30.5
Deferred revenue, net of deferred costs – increase (decrease)	(12.0)	5.8
Accounts payable and other liabilities – (decrease)	(77.6)	(2.3)
Other, net	(8.4)	9.2

Net Cash Provided by Operating Activities	39.7	38.2

Cash Flows Used in Investing Activities
Capital expenditures	(16.1)	(11.8)

Net Cash (Used in) Investing Activities	(16.1)	(11.8)

Cash Flows Used in Financing Activities
Borrowings under credit facility	125.8	—
Repayments under credit facility	(99.8)	—
Repayment of senior notes	(288.8)	—
Tax benefit related to stock-based compensation	.3	—
Dividends paid to stockholders	—	(23.6)
Common stock issued	1.4	5.4

Net Cash (Used in) Financing Activities	(261.1)	(18.2)

Net Increase (Decrease)	(237.5)	8.2
Cash and Cash Equivalents at Beginning of Period	259.1	174.8

Cash and Cash Equivalents at End of Period	$21.6	$183.0

Supplemental Cash Flow Information:
Interest paid	$14.8	$16.2
Income taxes paid	51.1	13.4